EXHIBIT 99.1

BioCryst Names Dr. Bill Sheridan Chief Development Officer and Appoints Dr. Ryan Arnold Chief Medical Officer

RESEARCH TRIANGLE PARK, N.C., Sept. 14, 2022 (GLOBE NEWSWIRE) -- BioCryst Pharmaceuticals, Inc. today announced that Dr. Bill Sheridan will become chief development officer and will focus on advancing the company’s significant pipeline of development candidates. Dr. Ryan Arnold has been appointed as the company’s new chief medical officer.

Dr. Arnold joins Dr. Sheridan and Dr. Helen Thackray, the company’s chief research and development officer, as physicians on the company’s leadership team.

“Our research and development platform continues to generate exciting opportunities across multiple rare disease targets and Bill’s deep knowledge of our portfolio and dedicated focus on our pipeline strategy will add efficiency and expertise as we advance these programs to the patients who are waiting for them. Combined with Ryan’s work with investigators and key opinion leaders to share our science and integrate their input to drive patient outcomes, we have outstanding medical leadership to help us achieve our goals,” Thackray said.

Dr. Sheridan joined BioCryst from Amgen in July 2008 as chief medical officer. During his 15-year tenure at Amgen, Dr. Sheridan led the company’s medical affairs functions in the U.S. and Europe, making significant contributions to the successful launch of many compounds, including Aranesp®, Enbrel®, Kineret®, Neulasta®, and Sensipar®. He organized the global health economics and outcomes research function, supervised product development team leaders and led several clinical development phase product development teams. Dr. Sheridan earned his MB BS degree (MD equivalent) at the University of Melbourne in Victoria, Australia. He is a board-certified Fellow of the Royal Australasian College of Physicians, with a subspecialty in medical oncology, and a Fellow of the American College of Physicians.

Dr Arnold joined BioCryst in March 2022 as senior vice president of global medical affairs. He has more than 20 years of industry experience, including prior roles with increasing levels of responsibility in the medical affairs function at multiple companies, including Amgen (where he worked on Dr. Sheridan’s team), Genzyme, Biogen, Sage Therapeutics and Annexon Biosciences. Throughout his career, Dr. Arnold has helped build and lead medical functions, including support for the development and launch of multiple products in specialty and rare disease indications across neurology, hematology, immunology, oncology and other specialty areas. He has a doctorate of osteopathic medicine from the Michigan State University College of Osteopathic Medicine and completed residency training including clinical responsibilities in otolaryngology and facial plastic surgery.

About BioCryst Pharmaceuticals
BioCryst Pharmaceuticals discovers novel, oral, small-molecule medicines that treat rare diseases in which significant unmet medical needs exist and an enzyme plays a key role in the biological pathway of the disease. Oral, once-daily ORLADEYO® (berotralstat) is approved in the United States and multiple global markets. BioCryst has several ongoing development programs including BCX9930, an oral Factor D inhibitor for the treatment of complement-mediated diseases, BCX9250, an ALK-2 inhibitor for the treatment of fibrodysplasia ossificans progressiva, and galidesivir, a potential treatment for Marburg virus disease and yellow fever. RAPIVAB® (peramivir injection) is approved in the U.S. and multiple global markets, with post-marketing commitments ongoing. For more information, please visit the company’s website at www.biocryst.com.

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Investor Contact:
John Bluth
+1 919 859 7910
jbluth@biocryst.com

Media Contact:
Catherine Collier Kyroulis
+1 917 886 5586
ckyroulis@biocryst.com